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                                                                    Exhibit  5.1

                        Naman, Howell, Smith & Lee L.L.P.
                        900 Washington Avenue, 7th Floor
                                Waco, Texas 76703





                                                              February 27, 2003


Easy Gardener Products, Ltd.
3022 Franklin Avenue
Waco, Texas  76710


Gentlemen:

         Reference is made to the proposed sale of substantially all of the assets (the "Asset Sale") by certain subsidiaries of U.S. Home & Garden Inc. ("USHG") to Easy Gardener Products, Ltd. (the "Company") and to certain amendments to the instruments governing the rights of holders of the 9.40% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") of U.S. Home & Garden Trust I (which proposes to change its name to Easy Gardener Products Trust I), a Delaware statutory trust (the "Trust"), necessitated thereby, including the substitution of the Company for USHG as the obligor under the 9.4% Junior Subordinated Deferrable Interest Debentures due April 15, 2028 (the "Original Debentures") previously issued by USHG to the Trust under the Junior Subordinated Indenture dated April 17, 1998 (the "Original Indenture") between USHG and Wilmington Trust Company, as Trustee (the "Trustee"), and the substitution of the Company for USHG as the obligor under the Guarantee dated April 17, 1998 (the "Original Guarantee") between USHG and the Trustee.

         You have requested our opinion on certain matters in connection with the Registration Statement on Form S-4 (SEC File #333-102296) (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the deemed public offering of up to 2,530,000 shares of Trust Preferred Securities. We understand that pursuant to the aforesaid substitution of the Company for USHG as obligor under the Original Debentures, the Original Indenture and the Original Guarantee, the Company and the Trustee will enter into an Amended and Restated Junior Subordinated Indenture (the "Indenture"), the Company will issue to the Trust the Junior Subordinated Debentures (the "Debentures") and the Company and the Trustee will enter into an Amended and Restated Guarantee (the "Guarantee").

         We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and Company and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, the conformity to the originals of all documents submitted to us as conformed or reproduced copies and the enforceability of all agreements and similar documents presented to us. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, and upon certificates of executive officers and responsible employees and agents of the Company.

         In rendering the opinions expressed below, we have assumed that (a) all the documents referred to in this opinion letter have been or will be duly executed, delivered and authenticated by all parties to such documents except for the Company, and constitute legal, valid, binding and enforceable obligations of all of the parties to such documents, (b) all of the signatories to such documents (except to the extent set forth

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Easy Gardener Products, Ltd.
February 27, 2003
Page 2

below as to the Company) have been or will be duly authorized and (c) all the parties to such documents (except to the extent set forth below as to the Company) have been duly organized and are validly existing and have the power and authority (corporate and otherwise) to execute and perform such documents.

         Based upon and subject to the foregoing and subject also to the assumptions and qualifications set forth below, we are of the opinion that:

                  (1) the Company has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Texas;

                  (2) the Debentures and the Guarantee will have been duly authorized by all necessary action on the part of the Company; and

                  (3) the Company has the power and authority to execute and perform under the Debentures and the Guarantee.

         The foregoing opinions are limited to matters involving the Texas Revised Limited Partnership Act and we do not express any opinion as to the laws of any other jurisdiction.

         This opinion is based upon the state of the law and factual situations known to us as of the date of this opinion, and we have no obligation to advise you of any changes therein.

         This opinion is not a guaranty of a particular result and should not be relied upon as such.

         This opinion letter may not be relied upon for any purpose other than in connection with the transactions contemplated by the Registration Statement without our prior written consent in each instance. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the references to our name in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/ NAMAN, HOWELL, SMITH & LEE L.L.P.

                                          NAMAN, HOWELL, SMITH & LEE L.L.P.